Exhibit 99.1

Highlights of the New Verizon Wireless Executive Deferral Plan

The new Verizon Wireless Executive Deferral Plan (the “Plan” or “EDP”) provides a way for employees who are at the director level or above to set aside all or a portion of their annual base salary and all or a portion of their short-term incentive awards or commission payments for the future in order to avoid current Federal, State and Local income taxes (where applicable).

The Plan succeeds the Verizon Wireless Executive Savings Plan (the “ESP”), which will be frozen as of December 31, 2004. If a Participant had an account in the ESP, vested amounts in the ESP as of December 31, 2004 remain in that plan and are subject to the rules that govern that plan. However, in order to comply with changes in the law that will be effective January 1, 2005, amounts in the ESP that were not vested as of December 31, 2004, will be transferred to the EDP and subject to the rules that govern EDP accounts generally. The following are the Plan’s highlights:

Nature of Plan Benefits	The Plan benefits are expressed in terms of an unfunded account balance and will equal the value of that account balance when payments are made from the Plan. The value of an account balance will increase or decrease based upon individual investment elections. The Plan is a non-qualified benefit plan and the assets are not held in a trust.

Deferrals for Active Participants	•	Eligible employees can defer up to 100% of the portion of their base salary that exceeds a limit included in the Internal Revenue Code ($210,000 in 2005) (“Eligible Base Salary”).

	•	Eligible employees can defer up to 100% of their short-term incentive award or commission payments.

	•	Deferral elections are submitted in accordance with applicable legal requirements under the Plan.

Company Contributions	•	The Company will add a “matching contribution credit” to an eligible employee’s account equal to 100% of up to 6% of the sum of Eligible Base Salary and short-term incentive under the Plan.

	•	Any short-term incentive award or commission not deferred under the Plan will first qualify for a matching contribution credit (up to 6%) under the Savings and Retirement Plan (the “Savings Plan”).

	•	In the aggregate, matching contribution credits under the EDP and the Savings Plan cannot exceed 6% of the participant’s total compensation including short-term incentive awards and commissions.

	•	The Company may, in its sole discretion, decide to make a profit-sharing contribution to the participant’s EDP account if the participant would be eligible for such a contribution under the Saving Plan. The participant’s EDP account will be credited with an amount, if any, equal to the profit-sharing contribution the participant would have received under the Savings Plan, if not for the limits imposed by the Internal Revenue Service, less any profit-sharing contributions the participant actually received under the Savings Plan.

Account Investments	•	Generally, individuals can elect to invest their EDP account in any of the investment options available under the Plan.

Distributions	•	At the time individuals elect to defer they must also elect when and how they would like to have their benefit distributed. They may elect one of the following distribution options:

• One single lump sum payment, or cash installments over 2 to 20 years (annual, quarterly or monthly installments), in the event that the participant is qualified for retirement at the time of separation of employment, provided that if the EDP account balance is less than $100,000 at the time the participant’s retirement, the participant may not elect cash installments.

• Future fixed year lump sum payment, provided that the specific future date can be no earlier than January 1, 2008.

	•	Distributions can generally begin at separation from service or on a specified date either before or after separation from service.

	•	Individuals can change their distribution elections only once with respect to a deferred amount provided that (1) they make the election change at least 12 months prior to the original distribution date, (2) they delay the date they would have otherwise received the distributions by at least 5 years, and (3) they will not receive the distribution sooner or over a shorter period of time. An individual may not switch from annual installments to a lump sum distribution.Individuals can change their distribution elections only once with respect to a deferred amount provided that (1) they make the election change at least 12 months prior to the original distribution date, (2) they delay the date they would have otherwise received the distributions by at least 5 years, and (3) they will not receive the distribution sooner or over a shorter period of time. An individual may not switch from annual installments to a lump sum distribution.

	•	If a Change of Control (as defined in the ESP) occurs on or after January 1, 2005, participants will receive payments of their entire ESP account balance in a lump sum payment, unless they have elected to defer the receipt through a distribution election.

Vesting	•	Matching contribution credits, profit sharing contributions, and earnings on such contributions credited under the EDP vest after an eligible employee has completed at least 3 full years of employment with the Company.

	•	All amounts credited under the EDP vest upon death, certain disabilities or a Change of Control.